UNITED STATES
SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K/A
CURRENT REPORT

Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

Date of Report (date of earliest event reported):  April 11, 2008 (March 28, 2008)

Australian Forest Industries
(Exact name of registrant as specified in its charter)

Nevada	000-25909	86-0931332
(State or Other Jurisdiction of Incorporation)	(Commission File Number)	(I.R.S. Employer Identification No.)
Australian Forest Industries 4/95 Salmon Street, Port Melbourne, Victoria, Australia 3207
(Address of principal executive offices) (Zip code)
011 61 3 8645 4340 1130
(Registrant’s telephone number, including area code)

 (Former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

[ ] Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

[ ] Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

[ ] Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

[ ] Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4 (c))

Item 4.02  Non-Reliance on Previously Issued Financial Statements or a Related Audit Report or Completed Interim Review.

         On March 28, 2008, we filed an amended annual report on Form 10-KSB for the fiscal year ended December 31, 2005 with the Securities and Exchange Commission.  This amended annual report contained restated financial statements for the years ended December 31, 2004 and December 31, 2005.  The 2004 financial statements were restated to reflect:  (1) a recalculation of amortization relating to the deferred gain on a sale/leaseback transaction so that amortization is based upon life of acquired equipment instead of loan repayment amortization, and (2) the reclassification of components of other income deemed to be operating and therefore offset against cost of sales and selling, general and administrative expenses.  The 2005 financial statements were restated to: (1) include the accounts of Timbermans Group Pty. Ltd., an entity deemed to be a Variable Interest Entity, (2) reclassify related party receivable against payable to the same related party, and (3) reflect the reclassification of loans from National Australia Bank to current from other liabilities.

    To track the changes that were brought about as a result of the restatement of these financial statements, we concluded on March 28, 2008 to soon amend our periodic report on Form 10-QSB for the three-month period ended March 31, 2005, our periodic report on Form 10-QSB for the three- and six-month periods ended June 30, 2005 and our periodic report on Form 10-QSB for the three- and nine-month periods ended September 30, 2005.  Until such time as those periodic reports are amended, you should not rely upon the financial information contained in those periodic.

        Our authorized officer has discussed the matters disclosed in this filing with our independent registered accounting firm, Meyler & Company, LLC ("Meyler").  Meyler audited our restated financial statements for the year ended December 31, 2005 and has agreed to review the unaudited financial statements in the periodic reports that we stated that we are amending.

Item 9.01  Financial Statements and Exhibits.

(d) Exhibits. The following exhibits are filed with or incorporated by reference into this Current Report on Form 8-K, as indicated:

Item No.	Description

7.1	Letter dated April 11, 2008 from Meyler & Company, LLC

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Australian Forest Industries

Date: April 11, 2008	By:	/s/ Michael Timms
Michael Timms
Chief Executive Officer